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                                 EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 1st day of July, 1995, by and between ROAMER ONE, INC., a Delaware corporation (hereinafter referred to as "Employer"), and DAVID NEIBERT (hereinafter referred to as "Employee").
      WHEREAS, Employer wishes to continue to employ Employee and Employee wishes to continue to be employed by Employer pursuant to the terms of this Employment Agreement;
      NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt of and sufficiency of which consideration is mutually acknowledged by the parties, it is agreed:
      1. EMPLOYMENT. Employer hereby employs Employee and Employee agrees to be employed by Employer as President of Employer, for a period of three (3) years, commencing on July 1, 1995, and terminating on June 30, 1998 (hereinafter referred to as the "Employment Period").
      2. COMPENSATION. During the Employment Period, Employee shall receive as compensation:
              (a) Salary commencing August 15, 1995, at the annual rate of $150,000, payable not less frequently than semi-monthly, which salary shall be increased by an amount equal to 7% of the current salary at each anniversary date of the beginning of the Employment Period;
              (b) Major medical insurance covering Employee, his wife and dependents, payable by Employer, and the right to participate in all other corporate employee benefit programs offered to employees by Employer;
              (c) Annual paid vacation of three weeks which may not be carried over to the next calendar year; any unused vacation time remaining at the end of a calendar year may be exchanged by Employee for cash in an amount equal to Employee's base salary for the unused vacation time;
              (d) In the event that Employee is required by Employer to relocate from the Southern California area, Employer shall reimburse Employee for his actual

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moving expenses and shall pay the cost of housing in the new location for a maximum of six months in the event that Employee is unable to sell his residence in Southern California for a reasonably acceptable price before the end of such period; and
              (e) Within sixty (60) days after the end of the first month in which Employer's gross revenues from subscriber billings equal or exceed $250,000, Employee shall be paid a one-time bonus in an amount equal to ten percent (10 %) of such gross revenues of Employer for that month.
      3. DUTIES. During the Employment Period, Employee shall perform the duties of President and chief operating officer of Employer, and the Board of Directors of Employer shall be entitled to establish the business hours, conditions of employment, job assignments, duties and responsibilities of Employee hereunder which shall be consistent with his position as President, and to modify the foregoing from time to time. Employee shall devote all of his business efforts to Employer.
      4. EXPENSES. Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee on behalf of Employer during the Employment Period.
      5. DEATH OF EMPLOYEE. If Employee should die during the Employment Period, Employer shall continue to pay compensation to Employee's wife (or if at the time of Employee's decease Employee has no wife, then to his beneficiaries) for a period of ninety days at the rate of compensation earned by Employee immediately prior to his death. Any unpaid amount of the bonus which Employee is to receive under paragraph 2 shall be paid to Employee's wife or beneficiaries.
      6.      DISABILITY OF EMPLOYEE.
              (a) In the event that Employee shall become mentally or physically disabled (as hereinafter defined) during the Employment Period, Employer shall continue to pay compensation to Employee, at the rate of compensation earned by Employee immediately prior to his disability, for a period of six months after the onset of such disability. If, at the end of such period, Employee shall continue to be so disabled Employer may elect, upon ten days prior written notice, to discontinue payments of


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compensation.  Employer shall have no further duties or obligations hereunder.
Any unpaid amount of the bonus which Employee is to receive under paragraph 2 shall be paid to his wife or beneficiaries.
              (b) If Employee, within six months after he had initially become mentally or physically disabled, shall recover from such mental or physical disability so as to be able to again perform the duties required of him hereunder, he shall be entitled to return to work. Upon such return to work, all of the terms and conditions hereof shall be reinstituted and shall continue in full force and effect as if no such disability had occurred. However, if following such return to work, Employee shall once again become mentally or physically disabled so as to be unable to perform the duties required of him hereunder, and such disability shall continue for a period of ninety consecutive days, Employer may, upon ten days prior written notice, terminate this Agreement. Upon such termination, Employer shall have no further obligations to Employee hereunder.
              (c) For purposes of this paragraph 6, Employee shall become "mentally or physically disabled" if (i) Employee has been declared legally incompetent by a final court decree, (ii) Employee receives disability insurance benefits from any disability income insurance policy maintained by Employer for a period of six (6) consecutive months, or (iii) the Board shall find, on the basis of medical evidence satisfactory to the Board, that as a result of a mental or physical condition Employee is unable to perform his normal duties of employment hereunder or is prevented from engaging in the same level of performance as he engaged in prior to the onset of such condition, and that such disability is likely to continue for a substantial period of time. Such decision of the Board shall be referred to hereinafter as a "Disability Determination."
              (d) The date on which the disability will be deemed to have occurred shall be the day after Employee last performed the services for the Company which are required of him pursuant to this Agreement, which performance of services was discontinued because of the condition which gave rise to the court decree of legal


                                        - 3 -

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incompetence, the payment of disability insurance benefit, or the Disability
Determination, whichever is applicable.
              (e) In the event that Employee disagrees with the Disability Determination, Employee shall be entitled to request that the Board reconsider its decision. Such request shall be in writing, shall be delivered within thirty (30) days of the date on which the Board advised Employee of the Disability Determination, and shall be supported by medical evidence from a physician selected and paid for by Employee. If the Board does not grant Employee's request for reconsideration, Employee may advise the Board, in writing within thirty (30) days, of his desire to appeal. At that time, a physician selected by the Board and the physician who supported Employee's request for reconsideration shall choose a third consulting physician to decide the dispute. Such physician (hereinafter, the "Arbitrator") must be board-certified in the specialty most closely related to the nature of the disability alleged to exist. The expenses of the Arbitrator shall be borne equally by Employer and Employee. The decision of the Arbitrator shall be final and binding and shall be conclusive on the issue of the disability of the Employee (or lack thereof).
      7.      TERMINATION.
              (a) TERMINATION FOR CAUSE. Employer may terminate Employee's employment hereunder at any time for cause, which shall be deemed to include but not be limited to the following:
                     (i) Employee's engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against Employer.
                     (ii) Employee's conviction of a felony.
                     (iii)Employee's material violation of a generally
              recognized policy of Employer.
                     (iv) Employee's material violation of any provision of
              this Agreement.
In the event of such a termination for cause, Employer shall have no further obligation to Employee pursuant to this Agreement after the date of termination.


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              (b)    TERMINATION WITHOUT CAUSE.  Employer may elect to
terminate Employee's employment for any reason other than for cause (pursuant to subparagraph (a) above) prior to the expiration of the Employment Period. For purposes of this subparagraph (b), the bankruptcy of Employer will constitute termination of Employee without cause. In the event of a termination without cause, Employer shall be obligated (i) to pay the greater of (A) the base salary set forth in paragraph 2(a) above throughout the balance of the Employment Period or (B) $125,000, (ii) to pay to Employee any bonus earned but not yet paid on the date of termination and (iii) to continue Employee's medical insurance benefits at Employer's expense for a period of one year following such termination. The amounts to be paid to Employee pursuant to this subparagraph are intended by the parties to be in settlement of any and all claims of Employee arising out of or related to Employee's employment with Employer, including, without limitation, the termination of such employment, any express or implied employment agreement, this Agreement, or the breach thereof (collectively, "Employment Claims"). In consideration of such payment, Employee hereby releases and waives any and all Employment Claims against Employer, and covenants not to sue Employer in connection with any Employment Claim. In further consideration for such release and waiver, it is agreed that Employee shall not be required to mitigate damages, by seeking other employment or otherwise, and Employer shall not be entitled to set off against amounts payable to Employee pursuant to this subparagraph any amounts earned by Employee from other employment during the balance of the Employment Period.
              (c) TERMINATION BY EMPLOYEE FOR GOOD REASON. Emloyee may terminate his employment with the Employer upon not less than ninety (90) days advance written notice for "Good Reason." Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except for Employee's obligations under Section 9 hereof. For purposes of this Agreement, the Employee will have "Good Reason" if (i) the Board of Directors of Employer shall fail to reelect, or shall remove Employee from the office of President of


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Employer, (ii)  the Board of Employer shall make a significant negative change in the nature or scope of the authorities, powers, functions or duties of Employee hereunder, (iii) Employer shall fail to pay when due any compensation provided for in this Agreement and such failure is not corrected within ten days after notice thereof to Employer by Employee, or (iv) any pattern of harassment done with the approval of the Board of Directors of Employer which impedes Employee in the exercise of his authorities, powers, functions or duties, hereunder in the manner in which they would normally be exercised by a President. If Employee elects to terminate his employment For Good Reason hereunder, Employer shall pay to Employee the severance payment provided in subparagraph (b) of this Section 7.
      8. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. As a material inducement to Employer to enter into this Agreement, Employee represents and warrants as follows:
              (a) Neither Employee, nor any member of Employee's immediate family, nor any entity in which Employee has a substantial interest (i) has any direct or indirect ownership interest in any entity with which Employer or any affiliate of Employer has a business relationship or which competes with Employer or any affiliate of Employer, except that the ownership of 1% or less of any class of securities of a publicly held corporation shall not constitute a breach of this representation and warranty, and (ii) is, and will not become during the term of this Agreement, directly or indirectly, interested in any material contract with Employer or any affiliate of Employer (other than this Agreement).
              (b) Neither Employee's execution of this Agreement nor Employee's employment by Employer hereunder will breach any agreement or covenant entered into by Employee that is currently in effect.
      9. COVENANTS AGAINST COMPETITION. Employee recognizes and acknowledges that (i) the principal business of Employer is the construction and operation of a specialized mobile radio network in the 220 megahertz spectrum (the "Company Business"); and (ii) the work of the Employee for the Employer has brought


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the Employee and will continue to bring him into close contact with many confidential affairs not readily available to the public. Accordingly, the Employee covenants and agrees that:
              (a) NON-COMPETE. During the Employment Period and for one year following the termination of Employee's employment for cause hereunder (the "Restricted Period"), Employee shall not, directly or indirectly, both in the United States and with respect to any customer serviced by Employer during the Restricted Period, compete with Employer in any manner, on behalf of himself or any other person, firm, business, corporation or other entity (each such other person, firm, business or other entity being referred to hereinafter as a "Person"), including, without limitation, that he shall not (i) engage in the Company Business for his own account; (ii) except for employment of Employee by Employer or an affiliate of Employer, enter the employ of, or render any services to, any Person engaged in the Company Business; (iii) become interested in any Person engaged in the Company Business as an owner, partner, shareholder, officer, director, licensor, licensee, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any corporation which are traded on any national securities exchange if he (A) is not a controlling person of, or a member of a group which controls, such corporation, or (B) does not, directly or indirectly, own 1% or more of any class of securities of such corporation; or (iv) request or instigate any account or customer of Employer to withdraw, diminish, curtail or cancel any of its business with Employer. In the event of Employee's breach of any provision of this paragraph 9, the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire) from and after the date of the first such breach.
              (b) CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that confidential information, including, without limitation, information, knowledge or data (i) of a technical nature such as but not limited to methods, know-how, formulae, compositions, processes, discoveries, machines, inventions, products, product


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specifications, computer programs and similar items or research projects; (ii)
of a business nature such as but not limited to information about cost, purchasing, profits, market, sales or customers, including lists of customers, and the financial condition of Employer; (iii) pertaining to future developments such as but not limited to research and development or future marketing or merchandising, and trade secrets of Employer; and (iv) all other matters which Employer treats as confidential (the items described above being referred to collectively hereinafter as "Confidential Information"), are valuable, special and unique assets of Employer. During and after the Restricted Period, Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, any and all Confidential Information learned by Employee before or after the date of this Agreement, and shall not disclose such Confidential Information to anyone outside of Employer either during or after employment by Employer, except as required in the course of performing duties of his employment with Employer, without the express written consent of Employer or as required by law.
              (c) PROPERTY OF EMPLOYER. Employee agrees to deliver promptly to the Employer all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and files, memoranda, customer lists and all other materials relating in any way to the Company Business and in any way obtained by Employee during the period of his employment with the Employer which are in his possession or under his control, and all copies thereof, (i) upon termination of Employee's employment with Employer, or (ii) at any other time at Employer's request. Employee further agrees he will not make or retain any copies of any of the foregoing and will so represent to Employer upon termination of his employment.
              (d) EMPLOYEES OF THE EMPLOYER. During the Restricted Period, Employee shall not, directly or indirectly, solicit or encourage to leave the employment of Employer or its affiliates any employee of Employer or its affiliates.
              (e)    CONSULTANTS OF THE EMPLOYER.  During the Restricted
Period, Employee shall not, directly or indirectly, solicit or encourage to cease to work with


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Employer or its affiliates any consultant then under contract or under contract within the prior year with Employer or its affiliates.
      10. RIGHTS AND REMEDIES UPON BREACH. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and of extraordinary character. If Employee breaches, or threatens to commit a breach of, any of the provisions of paragraph 9 (the "Restrictive Covenants"), then Employer shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:
              (a) SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide adequate remedy to Employer. As to the covenants contained in paragraph 9, specific performance shall be for a period of time equal to the unexpired portion of the Restricted Period, giving full effect to the tolling provision of paragraph 9, and beginning on the earlier of the date on which the court's order becomes final and non-appealable, and the date on which all appeals have been exhausted.
              (b) ACCOUNTING. The right and remedy to require Employee to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by it as the result of any transactions constituting a breach of any of the Restrictive Covenants, and Employee shall account for and pay over such Benefits to the Employer.
              (c) SEVERABILITY OF COVENANTS. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.


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              (d)    BLUE-PENCILLING.  If any court determines that any of the
Restrictive Covenants, or any part thereof, is unenforceable because of the scope, duration and/or geographical area covered by such provision, such court shall have the power to reduce the scope, duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
              11. LIMITATIONS ON AUTHORITY. Notwithstanding anything else herein contained, Employee, without the consent and direction of the Board of Directors of Employer, may not on behalf of Employer:
              (a) Borrow or loan money, except as required by his duties in the ordinary course of business.
              (b) Assign, transfer, pledge, compromise, or release any claims or debts of Employer, except in the ordinary course of business.
              (c) Make, execute or deliver any assignment for the benefit of creditors, any bond, confession of judgment, chattel mortgage, deed, guaranty, indemnity bond, contract to sell or contract of sale of any of the assets of Employer.
              (d) Lease or mortgage with respect to any of Employer's corporate real property or any interest therein, or enter into any such contract for such purposes, except in the ordinary course of business.
              (e) Pledge or hypothecate or in any manner whatsoever transfer any interest in the assets of Employer.
              (f) Materially change or alter Employer's present lines of business.
              (g) Employ accounting or legal professional services for Employer.
              (h) Do any act outside of the normal course of business which could have a materially adverse effect on the business and/or financial condition of Employer.
Any violation of the terms of this paragraph shall be deemed to be a material violation of a provision of this Agreement.


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      12.     INDEMNIFICATION.  Employer shall indemnify Employee (and his legal representatives or other successors) to the extent permitted by law and Employee shall be entitled to the protection of any insurance policies which Employer may elect to maintain generally for the benefit of its directors or officers against all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an employee, director or officer of Employer or any other corporation that he served in any such capacity at the request of Employer.
      13. NON-ASSIGNMENT. This Agreement is a personal services contract and it is expressly agreed that the rights and interests of Employee and Employer hereunder may not be sold, transferred, assigned, pledged or hypothecated; provided, however, that Employer may assign its rights and obligations hereunder to a wholly-owned subsidiary of Employer, whether presently existing or formed after the date hereof.
      14. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.
      15. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
      16. EFFECT OF CAPTIONS. The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.
      17. REMEDIES CUMULATIVE; NO WAIVER. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available. No waiver or failure (intentional or unintentional) to act with respect to any breach or default hereunder


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shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.
      18. NOTICES. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to:

      To Employer:                   Roamer One, Inc.
                                     970 West 190th Street, Suite 720
                                     Torrance, CA  90502

      Copy to:                       Steven L. Wasserman, Esq.
                                     Kohrman Jackson & Krantz
                                     20th Floor, One Cleveland Center
                                     Cleveland, OH   44114

      To Employee:                   David Neibert
                                     23275 Leonora Drive
                                     Woodland Hills, CA  91367

      19. GOVERNING LAW; JURISDICTION: LIMITATIONS ON FILING ACTIONS. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware. The parties agree that any claim arising out of or related to this Agreement, or the breach hereof, must be filed within six (6) months after the date of the alleged breach, and in any event within six months after the date of termination of Employee's employment, that any claim which is not filed within such six month period is waived, and that any statute of limitations to the contrary is hereby waived.
      20. ACKNOWLEDGMENT. Employee acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he has had sufficient time and an opportunity to consult with his own legal advisor prior to signing this Agreement, and that Employer has encouraged him to seek legal counsel prior to signing this Agreement; (iv) he had other employment opportunities at the time he entered into this Agreement; (v) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise


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 had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement, and (vi) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which the Employer reasonably requires.
      21. WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, and this Agreement may be amended or supplemented at any time. No such waiver, amendment or supplement shall be effective unless in a writing which makes reference to this Section 21 and is signed by the party or parties sought to be bound thereby.
      22. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between Employer and Employee and supersedes all prior agreements and understandings relating to the subject matter hereof.

      IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

                             ROAMER ONE, INC.

                             By:
                                ----------------------------------------------
                             "Employer"


                             -------------------------------------------------
                             David Neibert

                             "Employee"


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